EXHIBIT (a)(3)

EATON VANCE VARIABLE TRUST

AMENDMENT TO DECLARATION OF TRUST

AMENDMENT effective November 14, 2011, made to the Amended and Restated Declaration of Trust dated August 14, 2000, as amended, (hereinafter called the "Declaration") of Eaton Vance Variable Trust, a Massachusetts business trust (hereinafter called the "Trust"), by at least a majority of the Trustees of the Trust in office on November 14, 2011.

WHEREAS, Section 8.4 of Article VIII of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to make such changes as do not have a materially adverse effect on the rights or interests of Shareholders;

NOW, THEREFORE, at least a majority of the duly elected and qualified Trustees do hereby amend the Declaration in the following manner:

1.

Section 8.2 of Article VIII of the Declaration is hereby amended and restated in its entirety to read as follows:

Section 8.2.  Termination of the Trust or a Series or a Class.  (a)  The Trust or any Series or Class thereof may be terminated by: (1) the affirmative vote of the holders of not less than two-thirds of the Shares outstanding and entitled to vote at any meeting of Shareholders of the Trust or the appropriate Series or Class thereof, or by an instrument or instruments in writing without a meeting, consented to by the holder of two-thirds of the Shares of the Trust or a Series or Class thereof, provided, however, that, if such termination is recommended by the Trustees, the vote of a majority of the outstanding voting securities of the Trust or a Series or Class thereof entitled to vote thereon shall be sufficient authorization; or (2) by the approval of a majority of the Trustees then in office to be followed by a written notice to Shareholders.  Such Trustee approval may (but need not) be based on factors or events adversely affecting the ability of the Trust, such Series or Class to conduct its business and operations in an economically viable manner.  Such factors and events may include (but are not limited to) the inability of a Series or Class or the Trust to maintain its assets at an appropriate size, changes in laws or regulations governing the Series or Class or the Trust or affecting assets of the type in which such Series or Class or the Trust invests, or political social, legal, or economic developments or trends having an adverse impact on the business or operations of such Series or Class or the Trust.  Upon the termination of the Trust or the Series or Class,

(i)

The Trust, Series or Class shall carry on no business except for the purpose of winding up its affairs.

(ii)

The Trustees shall proceed to wind up the affairs of the Trust, Series or Class and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust, Series or Class shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, Series or Class, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Property or assets allocated or belonging to such Series or Class to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business.

(iii)

After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustee may distribute the remaining Trust Property or the remaining property of the terminated Series or Class, in cash or in kind or in any combination thereof, among the Shareholders of the Trust or the Series or Class according to their respective rights.

 (b)  After termination of the Trust, Series or Class and distribution to the Shareholders as  herein provided, a Trustee or an officer of the Trust shall execute and lodge among the records of the Trust and file with the Massachusetts Secretary of State an instrument and a certificate (which may be part of such instrument) in writing setting forth the fact of such termination and that it has been duly adopted by the Trustees, and the Trustees shall thereupon be discharged from all further liabilities and duties with respect to the Trust or the terminated Series or Class, and the rights and interests of all Shareholders of the Trust or the terminated Series or Class shall thereupon cease.

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IN WITNESS WHEREOF, the undersigned certifies this amendment has been duly adopted at a meeting of the Board of Trustees held on November 14, 2011.  Signed this 21st day of December, 2011.

/s/ Maureen A. Gemma

Maureen A. Gemma

Secretary to the Trust